                                                                    EXHIBIT 10.w

                             EARN-OUT OBLIGATIONS.
                             ---------------------

Section 2.2.

     (b) Additional Merger Consideration.  The Shareholders shall be
         -------------------------------
entitled to receive payment of possible additional consideration ( collectively the "Additional Merger Consideration") with respect to shares of Class A Common Stock and Class B Common Stock, up to a maximum aggregate amount of $24,600,000, which Additional Merger Consideration will be divided between the Class A Shareholders and Class B Shareholders in accordance with Section 2.2(b)(ii), to be computed as follows:

          (i)  Definitions.  For purposes hereof, the following terms shall have
               -----------
     the following meanings:

               (A) "HCCI Year" shall mean, respectively, the fiscal year beginning on the first day of the month in which the Closing Date occurs and ending December 31, 1993 and each of the fiscal years ending December 31, 1994, 1995, 1996, 1997 and 1998.

               (B) "Revenues" shall mean the revenues payable to HCCI from the sources and from the sales of products and services listed on Exhibit B
                                                                   ---------
     hereto, determined in accordance with MicroBilt's accounting policies.

               (C) "Eligible Revenues" for any HCCI Year shall mean: (i) for the first HCCI Year (commencing on the first day of the month in which the Closing Date occurs), the Revenues actually collected by HCCI after June 30, 1993, not reflected on HCCI's June 30, 1993 Financial Statements delivered to MicroBilt in accordance with Section 8.9 and recorded in the first HCCI Year, together with Revenues for such HCCI Year recorded in such HCCI Year and either collected inn such HCCI Year or collected within the 90 day period immediately following the end of such HCCI Year or collected in such HCCI Year and recorded within the 90 day period immediately following the end of such HCCI Year; (ii) for each of the second through fifth HCCI Years, the Revenues recorded in the immediately preceding HCCI Year but collected more than 90 days from the end of the preceding HCCI Year, plus the Revenues recorded in such HCCI Year and either collected in such HCCI Year or collected within the 90 day period immediately following the end of such HCCI Year or collected in such HCCI Year and recorded within the 90 day period immediately following the end of such HCCI Year; and (iii) for the sixth HCCI Year, the Revenues recorded in the preceding HCCI Year but collected more than 90 days after the end of such HCCI Year, plus the Revenues recorded in the sixth HCCI Year and either collected in such sixth HCCI Year or collected within the 180 day period following the end of the sixth HCCI Year or collected in such sixth HCCI Year and recorded within the 180 day period immediately following the end of such HCCI Year. Notwithstanding the foregoing, no amount collected in any HCCI Year and recorded in the subsequent year pursuant to the foregoing will be included in Eligible Revenues for the earlier such HCCI

     Year if it is attributable to a software sale accounted for by the percentage of completion method or a sale for which direct sales expenses exceed 10% of the total Revenues attributable to such software sale.

               (D) "Net Collected Revenues" for any HCCI Year shall mean the Eligible Revenues for such HCCI Year, less all "direct" expenses incurred by the Company in such HCCI Year attributable to such Revenues as described on Exhibit B hereto. There shall be excluded from Net Collected Revenues
        ---------
     any income or expense related to the assets or business of any corporation or other entity acquired after the Closing Date by HCCI or any subsidiary of HCCI from any third party or MicroBilt or any of its Affiliates (defined below) (including expenses of acquisition of any such assets or business), unless and except to the extent that the Shareholders' Agent and MicroBilt agree to the inclusion of such income or expense and the percentages and "Threshold Amounts" set forth on Exhibit B hereto are adjusted accordingly.
                                      ---------
     For purposes of calculating Net Collected Revenues, there shall be no adjustments to the value of assets or liabilities or other accounting adjustments resulting from the application of purchase accounting principles to the Merger.

          (ii) Computation. For each HCCI Year, the Additional Merger
               -----------
     Consideration shall be an amount equal to the percentage of Net Collected Revenues for such HCCI Year in excess of the Threshold Amount for such HCCI Year, each as set forth on Exhibit B. Additional Merger Consideration shall be payable to the Class A Shareholders and the Class B Shareholders in accordance with the percentage allocations set forth on Exhibit B based upon the aggregate Additional Merger Consideration paid or payable from time to time.

          (iii) Adjustments.
                -----------

               (A) Neither MicroBilt nor any Affiliate or successor thereto shall be under any obligation to maintain the Company as a separate legal entity for any particular length of time whatsoever. MicroBilt and any successor thereto may at any time reorganize or merge or otherwise cause the Company to cease to exist. Should the Company cease its separate legal existence during an HCCI Year, MicroBilt or any successor thereto will continue to compute Net Collected Revenues during such HCCI Year and the following HCCI Years, if any, in such a manner as to enable the Shareholders to continue to be eligible to earn Additional Merger Consideration during such HCCI Years as though no such change to the Company's separate corporate existence had occurred.

               (B) In the event that MicroBilt fundamentally changes the business of the Company during an HCCI Year (including moving the Company's principal place of business from Pleasanton, California) or sells the Company to an entity other than an Affiliate of MicroBilt (whether by merger, sale of stock or sale of assets), in a manner that materially and adversely affects the Shareholders with respect to the earning or computation of Additional Merger Consideration for purposes of this Section 2.2, MicroBilt will continue to compute Net Collected Revenues during such HCCI Year and the following HCCI Years, if any, in such a manner as to enable the Shareholders to be eligible to earn Additional Merger Consideration during such HCCI Years as though no such change in the business of the company or sale of the Company had occurred.

               (C) In the event that MicroBilt changes its revenue recognition policies applicable to the Company after the date of this Agreement and during an HCCI Year in a manner that, taking into account any corresponding change in expense recognition, adversely affects the Shareholders with respect to the computation of additional Merger Consideration, for purposes of this Section 2.2, MicroBilt will continue to account for Net Collected Revenues during such HCCI Year and the following HCCI Years, if any, in such a manner as to enable the Shareholders to be eligible to earn Additional Merger Consideration during such HCCI Years as though no such change in MicroBilt's revenue recognition policies had occurred.

               (D) For purposes of Section 2.2(b)(iii)(A) and (B), MicroBilt may make any appropriate adjustment, including without limitation including or excluding items of income or expense and adjusting the percentages and Threshold Amounts set forth on Exhibit B hereto, to appropriate reflect any
                                    ---------
     such change. If the Shareholders' Agent disagrees with MicroBilt's computation or accounting under Section 2.2(b)(iii)(A), (B) or (C), including the need for or appropriateness of any adjustment described in the first sentence of this Section 2.2(b)(iii)(D), he shall within thirty days after he receives notice of such change send a written notice to MicroBilt setting forth the basis for his disagreement. If within thirty days after the receipt of such notice, MicroBilt and the Shareholders' Agent shall not have resolved the dispute, the dispute shall be submitted to and settled by arbitration in accordance with the then prevailing commercial arbitration rules of the American Arbitration Association. Such arbitration shall be held in the Atlanta, Georgia area before a panel of three arbitrators, one selected by MicroBilt, on selected by the Shareholders' Agent and the third selected by mutual agreement of the first two. The decision of the arbitrators shall be final and binding as to any matters submitted. Judgment upon any award rendered by the arbitrators may be entered in any court of competent jurisdiction.

                                  "EXHIBIT B"
                                  -----------


Applicable Products and Services
- --------------------------------

Applicable products and services for purposes of determining Revenues shall be the Company's existing and planned product offering for hospitals, independent physicians' associations ("IPA's"), hospital physicians' organizations ("HPO's") and similar entities at the Closing Date which are described below:

     Managed Competition: Managed Competition is a variety of products from
     -------------------
     software licensing to consulting services. Software products in production include the HCCI Managed Care System comprised of five modules: Managed Care Core, Profitability, Modeling, Government Logs, and Bill Audit Review.

     HCCI Provides consulting services to its client base in conjunction with HCCI-provided licenses or application programs. HCCI also provides Retrospective Resolution Services for health care related services. Retrospective Resolution Services are lost charge recovery services that provide for the reconciliation of funds received for services rendered.

     HCCI is in the process of developing a Trans-Industry Capitation System. The initial product offering will include the following five base modules:
     Claims Processing, Authorizations, Membership, Capitation and Utilization Review. It is expected that this system will be suitable for and applicable to the entire health care industry. Consulting services are being established to support this product line.

     Cost Containment: The Cost Containment product line is comprised of a set
     ----------------
     of applications and services which assist HCCI's clients in understanding their cost structure. HCCI has the following applications within this category: Cost Accounting, Productivity, Resource Utilization and Budgeting. Product Line Budgeting is in the development phase with a scheduled market entry in the first half of 1994.

     HCCI also offers consulting services in its Cost Containment offering. Productivity studies, clinical pathways, cost accounting services and budget process review are principal examples of these services.

     Data Warehousing: HCCI has developed a software tool set which operates in
     ----------------
     a client server mode that stores and accesses data. This product is called the Enterprise Workstation. The Workstation allows data to be retrieved from various legacy systems within HCCI's client and prospect base and stored on a relational database in the HCCI data schema. HCCI has provided a tool that allows users to interactively access data and view it on a graphical, user friendly front-end. The user is also afforded the ability to build screens or views into the database. This product is scheduled for availability in all markets in March 1994.

     Various starter sets are in development as part of the Enterprise Workstation to augment particular functional areas within the health care industry. These starter sets are being offered in a run time license scenario as part of the Enterprise Workstation. For more advanced needs HCCI is offering limited use and full use Executive Workstation licenses.

     Consulting services will also be made available in support of Data Warehousing. HCCI is developing standard consulting templates for broad functional areas within HCCI's client and prospect base. The Company envisions building a business process re-engineering service with the use of the HCCI Data Warehouse software tools.

     Time Share: The implementation and availability of the above-described
     ----------
     products and services in a time sharing or service bureau form will also qualify for purposes of determining Revenues.

Net Collected Revenues
- ----------------------

     "Net Collected Revenues" means "Eligible Revenues" less the following direct expenses:

     1.   cost of hardware

     2.   cost of third party software

     3.   all direct operating costs, including, without limitation:

          (a)  salaries and commissions

          (b)  travel and lodging expenses

          (c)  technical support

          (d)  employee benefits

          (e)  general and administrative expenses

          (f)  marketing and advertising expenses

          (g)  communications expenses

          (h) development costs (including purchased software) in excess of amounts reflected below:

                    Year           Amount
                    ----         ----------

                    1993         $   36,300
                    1994            685,000
                    1995          1,169,000
                    1996          1,346,000
                    1997          1,629,000
                    1998          1,799,000

          but not less the following:

          (a)  depreciation

          (b)  amortization

          (c)  federal and state income taxes

          (d)  interest expense

          (e)  allocation of the overhead expenses of FFMC or MicroBilt

Percentages of Net Collected Revenue for Purposes of computing Additional Merger
- --------------------------------------------------------------------------------
Consideration under Section 2.2(b)(ii)
- --------------------------------------

                            Year Ended December 31,
   -----------------------------------------------------------------
   Effective Time through    1994    1995     1996     1997     1998
   December 31, 1993
   -----------------------------------------------------------------
           60%                55%     50%      45%      36%      20%
   -----------------------------------------------------------------

Threshold Amount for purposes of computing Additional Merger
- ------------------------------------------------------------
Consideration under Section 2.2(b)(ii)
- --------------------------------------

   1993    1994         1995         1996         1997         1998
   -------------------------------------------------------------------
    $0   $694,000   $1,089,000   $2,177,000   $2,177,000   $2,690,000
   -------------------------------------------------------------------

Percentage of Additional Merger Consideration Allocated Between Class A and
- ---------------------------------------------------------------------------
Class B Shareholders for purposes of Section 2.2(b)(ii)
- -------------------------------------------------------

    Aggregate Additional             Class A                Class B
    Merger Consideration      Merger Consideration   Merger Consideration
- ----------------------------  ---------------------  ---------------------

$        0 to $  1,600,000            80.0%                  20.0%

$ 1,600,001 to $ 3,600,000            70.0%                  30.0%

$ 3,600,001 to $ 6,100,000            60.0%                  40.0%

$ 6,100,001 to $ 8,600,000            50.0%                  50.0%

$ 8,600,001 to $11,600,000            40.0%                  60.0%

$11,600,001 to $16,600,000            30.0%                  70.0%

$16,600,001 to $24,600,000            20.0%                  80.0%